Exhibit 99.2

October 9, 2019

Board of Directors

Cornerstone Financial Services, Inc.

251 Main Street

West Union, WV 26456

Members of the Board:

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Cornerstone Financial Services, Inc. (the “Company”) as an Appendix to the prospectus and proxy statement relating to the Company’s proposed merger with Summit Financial Group, Inc. (“Summit”) contained in the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission by Summit, and to the references to our firm and such opinion in such Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

D.A. Davidson & Co.

D.A. Davidson & Co. Investment Banking

757 Third Ave ● Suite 1902 ● New York, NY 10017 ● (212) 882-3900

www.davidsoncompanies.com